Exhibit H

August 18, 2016

Special Committee of the Board of Directors

Momo Inc. (the “Company”)

20th Floor, Block B

Tower 2, Wangjing SOHO

No.1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

Dear Sirs:

Reference is made to the letter dated June 23, 2015 from Mr. Yan Tang (“Mr. Tang”), co-founder, chairman and chief executive officer of the Company, Matrix Partners China II Hong Kong Limited (“Matrix”), Sequoia Capital China Investment Management L.P. (“Sequoia”) and Huatai Ruilian Fund Management Co., Ltd. (“Huatai Ruilian”, and together with Mr. Tang, Matrix and Sequoia, the “Original Buyer Group”), to you setting forth the preliminary non-binding proposal (the “Proposal”) to acquire all outstanding ordinary shares (the “Shares”) of the Company not owned by the Original Buyer Group in a going-private transaction. Each of Alibaba Investment Limited (“Alibaba”) and Rich Moon Limited (“Yunfeng”) joined the Original Buyer Group on April 6, 2016. Alibaba, Rich Moon and the Original Buyer Group, collectively, is referred to in this withdrawal notice as the “Buyer Group.”

The Buyer Group is hereby withdrawing the Proposal to the Company and will terminate any further discussion with you regarding the Proposal, with immediate effect. Please note that members of the Buyer Group have entered into a termination agreement to terminate the consortium agreement dated July 6, 2015 among members of the Buyer Group, as amended, with immediate effect.

Should you have any questions regarding this withdrawal notice, please do not hesitate to contact Yan Tang at tang.yan@immomo.com at any time.

Sincerely yours,

Yan Tang

/s/ Yan Tang

Matrix Partners China II Hong Kong Limited

By:	/s/ Yibo Shao
Name:	Yibo Shao
Title:	Director

Sequoia Capital China Investment Management L.P.

By:	/s/ Nan Peng Shen
Name:	Nan Peng Shen
Title:	Founding and Managing Partner

Huatai Ruilian Fund Management Co., Ltd.

By:	/s/ Zhijie Chen
Name:	Zhijie Chen
Title:	Authorized Signatory

Alibaba Investment Limited

By:	/s/ Timothy A. Steinert
Name:	Timothy A. Steinert
Title:	Authorized Signatory

Rich Moon Limited

By:	/s/ Xin Huang
Name:	Xin Huang
Title:	Authorized Signatory

[Signature Page to Withdrawal Notice]